Exhibit 10.17

PAETEC CORP.

Description of Non-Employee Director Compensation

Non-employee directors of PAETEC Corp. (the “Company”), other than directors designated for nomination for election or for appointment to the board of directors by Madison Dearborn Partners or The Blackstone Group, receive cash and receive equity-based fees pursuant to the PAETEC Corp. Seventh Amended Stock Option and Incentive Plan (the “Stock Incentive Plan”). Non-employee directors also are entitled to reimbursement for reasonable out-of-pocket expenses they incur to attend board and committee meetings.

The policy is to pay each non-employee director, other than directors designated for nomination for election or for appointment to the board of directors by Madison Dearborn Partners or The Blackstone Group, an annual fee for service on the board of directors of $50,000 in cash, which is payable in four equal quarterly installments in arrears, and annual awards of options to purchase 10,000 shares of Class A common stock or, in the case of each director that serves as a chairman of any board committee, options to purchase 20,000 shares of Class A common stock. These annual awards are made on each anniversary of the director’s initial election or appointment. Each of these non-employee directors also is entitled to receive options to purchase 75,000 shares of Class A common stock upon that director’s initial election or appointment to the board of directors. In connection with the Company’s contemplated initial public offering of common stock, each of these non-employee directors also will be entitled to receive options to purchase a number of shares of Class A common stock that is equal to 80,000 divided by 50% of the initial public offering price and a number of shares of restricted stock that is equal to 197,500 divided by the initial public offing price, with respect to James A. Kofalt, or 157,500 divided by the initial public offering price, with respect to Betsy S. Atkins and William R. McDermott.

Annual option awards typically vest with respect to all of the shares subject to such option on the first anniversary of the date of grant. Options awarded upon a non-employee director’s initial election or appointment to the board of directors typically vest and become exercisable in four equal annual installments beginning on the first anniversary of the date of grant. Shares representing 50% of each award made in connection with the contemplated initial public offering will vest on each of the first two anniversaries of the date of grant. Upon the termination of a director’s service, the director typically will have the right, at any time within a specified period after the date of termination of service and prior to termination of the options, to exercise any options that are vested as of the service termination date. Options that are unvested as of the service termination date are not exercisable.

In the event that the Class A common stock is reclassified, the number of shares subject to options previously awarded, and the number of shares to which non-employee directors will be entitled in accordance with the foregoing policies, generally will be equitably and proportionately adjusted.